SUNSHINE FINANCIAL, INC.
ANNOUNCES DATE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

Tallahassee, FL – February 17, 2015 – Sunshine Financial, Inc. (OTCBB: SSNF), the holding company for Sunshine Savings Bank, announced today that its annual meeting of stockholders will be held on Wednesday, May 20, 2015.

About Sunshine Financial, Inc.

Sunshine Financial, Inc. is the holding company of Sunshine Savings Bank, a community savings bank with six branch locations in Tallahassee, Florida.  Additional information about Sunshine Financial, Inc. can be found on our web site at www.sunshinesavingsbank.com under the "Investor Relations" heading.

For additional information, contact:

Scott A. Swain (850) 219-7350
Senior Vice President & Chief Financial Officer